Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-220852 on Form S-3 of DGSE Companies, Inc., of our report dated March 21, 2018, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of DGSE Companies, Inc. for the year ended December 31, 2017.

/s/ Whitley Penn LLP

Dallas, Texas

March 21, 2018